Exhibit (g) (ii)

WESCHESTER CAPITAL FUNDS
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT, effective as of January 1, 2018, to the Custody Agreement, dated as of July 30, 2013, (the “Agreement”), is entered into by and between WESTCHESTER CAPITAL FUNDS, a Massachusetts business trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add a fund and to amend the fees of the Agreement;

WHEREAS, Article XIV, Section 15.02 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C is hereby superseded and replaced in its entirety with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WESTCHESTER CAPITAL FUNDS	U.S. BANK, N.A.

By: /s/Bruce Rubin	By: /s/Anita M. Zagrodnik

Name: Bruce Rubin	Name: Anita M. Zagrodnik

Title: COO	Title: Senior VP

Exhibit C to the Custody Agreement – Westchester Capital Funds
Custody Services Fee Schedule

WCM Alternatives – Event Driven Fund Investor Class
WCM Alternatives – Event Driven Fund Institutional Class
WCM Alternatives – Credit Event Driven Fund Investor Class
WCM Alternatives – Credit Event Driven Fund Institutional Class

Fees Effective January 1, 2018 through December 31, 2020

Annual Fee Based Upon Market Value per Fund*

_ basis point on first $_ Billion
_ basis points on the balance
Minimum annual fee per fund – $_
Plus portfolio transaction fees
*_% fee waiver on fund minimum for the WCM Alternative Credit Event Driven Fund until the earlier of (i) fund reaching $_ million in assets and (ii) December 31, 2018. (Waiver is not applied to transaction charges or miscellaneous expenses).
Portfolio Transaction Fees
▪	$_ – Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪	$_ – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪	$_ – Option/SWAPS/future contract written, exercised or expired
▪	$_ – Mutual fund trade, Margin Variation Wire and outbound Fed wire
▪	$_ – Physical security transaction
▪	$_ – Check disbursement (waived if U.S. Bancorp is Administrator)
▪	$_ – Short sale

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
▪	Additional fees apply for global servicing.
▪	$_ per Sub Advisor or Segregated custody account per year
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus _ unless a line of credit is in place.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

Amended Exhibit C (continued) - Custody Agreement – Westchester Capital Funds
Additional Global Sub-Custodial Fee Schedule at January 1, 2018

A monthly base fee per account (fund) will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
▪	_–_ foreign securities: $_; _–_ foreign securities: $_; Over _ foreign securities: $_
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.
Miscellaneous Expenses
▪	Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $_ per claim.
▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

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